EXHIBIT 99

For Immediate Release
Press Contact:
Angela Zirk
300 North Main Street
Moorefield, WV 26836
304-530-0614
azirk@summitfgi.com

Moorefield, WV – (January 6, 2012) – Summit Financial Group Inc., the holding company for Summit Community Bank, named banking veteran Douglas Mitchell as Chief Executive Officer of Summit Community Bank, replacing Ronald Miller.  Mr. Miller, who recently retired, spent the last 13 years as President and CEO of Shenandoah Valley National Bank and Summit Community Bank.  Mr. Mitchell will be based at Summit’s corporate headquarters in Moorefield, West Virginia.

Mr. Mitchell brings nearly 24 years of banking experience to his position at Summit. Prior to joining Summit as Chief Banking Officer in 2005, Mr. Mitchell was a SVP of SunTrust Bank where he managed the Retail Banking group in Tampa, Florida.  In addition, Mr. Mitchell worked for Regional and National Banks including, JP Morgan Chase, Chevy Chase Bank and M&T Bank.  The experience provides him a diversified background in banking including retail banking, commercial lending, private banking and investments.

A native of Palmyra, New York, Mr. Mitchell graduated (BS) from SUNY Cortland and received his MBA from the University of Rochester’s William E. Simon School.  He and his family currently reside in Purgitsville, WV.

“Since our inception, Summit has been committed to growing and expanding our organization as the premier community bank focused on customer service in West Virginia and Northern Virginia,” said Charles Maddy, President and CEO of Summit Financial Group.  “Attracting someone with Doug’s background, knowledge of the market, relationships and leadership capabilities made him uniquely qualified for this position and we are so pleased to have him on our team.”

"Summit is home to incredibly talented people and has a superb community banking tradition developed over the past 125 years.  Ron Miller spent the past 13 years helping to develop and enhance that reputation.  Thanks to Ron’s strong leadership, we have enormous opportunities to continue growing Summit as the premier community bank in our markets.  It is a great honor to be a part of this extraordinary organization and culture.  I look forward to continuing to work closely with Charlie and the rest of the senior management team and our colleagues across our footprint to leverage the Summit’s franchise for our clients, our employees and most of all, our shareholders.”

Charles Maddy will continue as the President and CEO of the holding company Summit Financial Group and Chairman of the Board for Summit Community Bank.  Summit Financial Group Inc., through its wholly owned subsidiary Summit Community Bank, has assets of $1.4 billion. Summit Community Bank is a diversified financial institution focused on delivering personalized, relationship-based services to consumers and businesses.  With 15 locations throughout Northern Virginia and West Virginia, Summit has the size and strength to provide customized value-added banking products and services to its customers.